EXHIBIT 4.2


                    VALERO ENERGY CORPORATION

                             BY-LAWS

           (Amended and Restated as of April 30, 1996)


                            ARTICLE I.
                     MEETINGS OF STOCKHOLDERS

Section 1. The annual meeting of stockholders shall be held at such date and time and at such place as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, for the purposes of electing directors and of transacting such other business as may properly come before the meeting. At least ten days' notice shall be given to the stockholders of the date, time and place so fixed. Any previously scheduled annual meeting of the stockholders may be postponed by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such annual meeting of stockholders.

Section 2. Except as otherwise provided by law or by the Restated Certificate of Incorporation of the Corporation, as from time to time amended (the "Restated Certificate of Incorporation"), special meetings of the stockholders may be called only by the Chief Executive Officer or by the Board of Directors pursuant to a resolution adopted by a majority of the directors which the Corporation would have if there were no vacancies. Upon written request of any person or persons who have duly called a special meeting, it shall be the duty of the Secretary to fix the date and time of the special meeting (which date shall be not less than ten nor more than sixty days after receipt of the request) and to give due notice thereof. If the Secretary shall neglect or refuse to fix the date or time of the meeting or to give notice thereof, the person or persons calling the meeting may do so. Any such notice shall include a statement of the purpose or purposes for which the special meeting is called. Any previously scheduled special meeting of the stockholders may be postponed by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such special meeting of stockholders.

Section 3. Every special meeting of the stockholders shall be held at such place within or without the State of Delaware as the Board of Directors may designate, or, in the absence of such designation, at the registered office of the Corporation in the State of Delaware.

Section 4. Written notice of every meeting of the stockholders shall be given by the Secretary to each stockholder of record entitled to vote at the meeting, by placing such notice in the mail at least ten days, but not more than sixty days, prior to the date fixed for the meeting addressed to each stockholder at his address appearing on the books of the Corporation or supplied by him to the Corporation for the purpose of notice.

Section 5. The Board of Directors may fix a date, which date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which date shall be not less than ten nor more than sixty days preceding the date of any meeting of stockholders, as a record date for the determination of stockholders entitled to notice of, or to vote at, any such meeting. The Board of Directors shall not close the books of the Corporation against transfers of shares during the whole or any part of such period.

Section 6. The notice of every meeting of the stockholders may be accompanied by a form of proxy approved by the Board of Directors in favor of such person or persons as the Board of Directors may select.

Section 7. (a) Except as otherwise provided by law or by the Restated Certificate of Incorporation or by these By-Laws, at any meeting of stockholders the presence in person or by proxy of the holders of the outstanding shares of stock of the Corporation entitled to vote thereat and having a majority of the voting power with respect to a subject matter shall constitute a quorum for the transaction of business as to that subject matter, and all questions with respect to a subject matter, except the election of directors, shall be decided by vote of the shares having a majority of the voting power so represented in person or by proxy at the meeting and entitled to vote thereat. Election of directors shall be determined by a plurality vote of the shares present in person or by proxy and entitled to vote on the election of directors. The stockholders present at any duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

     (b) Every stockholder having the right to vote shall be entitled to vote in person, or by proxy appointed by an instrument in writing subscribed by such stockholder (which for purposes hereof may include a signature and form of proxy pursuant to a facsimile or telegraphic form of proxy or any other instrument acceptable to the duly appointed inspector or inspectors of such election), bearing a date not more than three years prior to voting, unless such instrument provides for a longer period, and filed with the Secretary of the Corporation before, or at the time of, the meeting. If such instrument shall designate two or more persons to act as proxies, unless such instrument shall provide to the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise such powers in respect of the same portion of the shares as he is of the proxies representing such shares.

     (c) Any other corporation owning voting shares in the Corporation may vote the same by its President or by proxy appointed by him, unless some other person shall be appointed to vote such shares by resolution of the Board of Directors of such shareholder corporation. A partnership holding shares of the Corporation may vote such shares by any general partner or by proxy appointed by any general partner.

     (d) Shares standing in the name of a deceased person may be voted by the executor or administrator of such deceased person, either in person or by proxy. Shares standing in the name of a guardian, conservator or trustee may be voted by such fiduciary, either in person or by proxy, but no such fiduciary shall be entitled to vote shares held in such fiduciary capacity without a transfer of such shares into the name of such fiduciary. Shares standing in the name of a receiver may be voted by such receiver. A stockholder whose shares are pledged shall be entitled to vote such shares, unless in the transfer by the pledgor on the books of the Corporation, he has expressly empowered the pledgee to vote thereon, in which case only the pledgee, or his proxy, may represent the stock and vote thereon.

Section 8. Except as otherwise provided by law or by the Restated Certificate of Incorporation, the presiding officer of any meeting or the holders of a majority of the shares of stock of the Corporation entitled to vote at such meeting, present in person or represented by proxy, whether a quorum is present, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting. At any such adjourned meeting at which a quorum shall be present any action may be taken that could have been taken at the meeting originally called; provided, that if the adjournment is for more than thirty days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

Section 9. (a) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation's notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice provided for in this
Section 9, who is entitled to vote with respect to such matter at the meeting and who complies with the notice procedures set forth in this Section 9. At any annual meeting of stockholders, the presiding officer of such meeting may announce the nominations and other business to be considered which are set forth in the Corporation's notice of meeting and proxy statement and, by virtue thereof, such nominations and other business so announced shall be properly before such meeting and may be considered and voted upon by the stockholders of the Corporation entitled to vote thereat without further requirement of nomination, motion or second.

     (b) In order for nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Paragraph (a) of this Section 9, the stockholder making such nominations or proposing such other business must theretofore have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (i) a description of any arrangements or understandings that exist with respect to the election or reelection of directors of the Corporation between such stockholder or the beneficial owner, if any, on whose behalf such notice is given and any other person (or, if no such arrangements or understandings exist, a statement to such effect), together with, as to each person whom the stockholder proposes to nominate at the meeting for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder (including such person's written consent to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, and
(B) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

     (c) Notwithstanding anything in the second sentence of Paragraph (b) of this Section 9 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased, whether by increase in the size of the Board of Directors, or by any vacancy in the Board of Directors to be filled at such annual meeting, and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this
Section 9 shall also be considered timely, but only with respect to nominees for such vacant positions and for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation. Section 10. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section 10, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 10. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the stockholder's notice required by Paragraph (b) of Section 9 of this Article I shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

Section 11. (a) Only such persons who are nominated in accordance with the procedures set forth in Sections 9 and 10 of this Article I shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in such Sections. The presiding officer of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these By-Laws, and if any proposed nomination or business is not in compliance with these By-Laws, to declare that such defective proposal shall be disregarded.

     (b) For purposes of Sections 9 and 10 of this Article I, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Services, Associated Press, Reuters or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

     (c)  Notwithstanding the provisions of Sections 9, 10 and 11 of this
Article I, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in these By-Laws shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or
(ii) of the holders of any class or series of preferred or preference stock of the Corporation to elect directors under specified circumstances.

Section 12. (a) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within 10 days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its principal place of business or to any officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

     (b) In the event of the delivery, in the manner provided by this Section 12, to the Corporation of the requisite written consent or consents to take corporate action and/or any related revocation or revocations, the Corporation shall engage independent inspectors of elections for the purpose of promptly performing a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspectors to perform such review, no action by written consent without a meeting shall be effective until such date as the independent inspectors certify to the Corporation that the consents delivered to the Corporation in accordance with this Section 12 represent at least the minimum number of votes that would be necessary to take the corporate action. Nothing contained in this Paragraph (b) of Section 12 shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the independent inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto), and the seeking of injunctive relief in such litigation.


                           ARTICLE II.
                        BOARD OF DIRECTORS

Section 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise fixed pursuant to the provisions of the Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors shall be as fixed in such manner as may be determined by the vote of not less than a majority of the directors then in office, but shall not be less than seven nor more than thirteen directors. The Board of Directors, excluding however directors elected pursuant to the provisions of the Restated Certificate of Incorporation relating to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, shall be divided into three classes as provided in the Restated Certificate of Incorporation. The directors shall be elected as provided in the Restated Certificate of Incorporation at the annual meeting of stockholders, except as provided in Section 2 of this Article II. Each director shall hold office for the full term to which he shall have been elected and until his successor is duly elected and shall qualify, or until his earlier death, resignation or removal. A director need not be a resident of the State of Delaware or a stockholder of the Corporation. Any person who is 72 years of age or more (or, in the case of any person first elected or appointed as a director on or after February 25, 1993, 70 years of age or more) shall not be eligible to hold a directorship; provided, however, that any person who reaches the age of 72 (or, in the case of any person first elected or appointed as a director on or after February 25, 1993, 70 years of age) while a director may serve the remainder of his term of office but may not be reelected.

Section 2. Any vacancy in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the remaining members of the Board, though less than a quorum. When newly created directorships are filled by the Board of Directors, there shall be no classification of such additional directors until the next annual meeting of stockholders. Subject to the foregoing, directors elected to fill a vacancy shall hold office for a term expiring at the annual meeting at which the term of the class to which they shall have been elected expires.

Section 3. Any director may resign at any time by written notice to the Corporation. Any such resignation shall take effect at the date of receipt of such notice or at any later time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4. Regular meetings of the Board of Directors shall be held at such place or places within or without the State of Delaware, at such hour and on such day as may be fixed by resolution of the Board of Directors, without further notice of such meetings. The time or place of holding regular meetings of the Board of Directors may be changed by the Chairman of the Board or the Chief Executive Officer by giving written notice thereof as provided in
Section 6 of this Article II.

Section 5. Special meetings of the Board of Directors shall be held, whenever called by the Chairman of the Board or the Chief Executive Officer, by a majority of the Board of Directors or by resolution adopted by the Board of Directors, at such place or places within or without the State of Delaware as may be stated in the notice of the meeting.

Section 6. Written notice of the time and place of all special meetings of the Board of Directors, and written notice of any change in the time or place of holding the regular meetings of the Board of Directors, shall be given to each director either personally or by mail, telephone, express delivery service, facsimile, telex or similar means of communication at least one day before the date of the meeting; provided, however, that notice of any meeting need not be given to any director if waived by him in writing, or if he shall be present at such meeting.

Section 7. A majority of the directors in office shall constitute a quorum of the Board of Directors for the transaction of business; but a lesser number may adjourn from day to day until a quorum is present. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum, provided however, that such remaining directors constitute not less than one-third of the total number of directors. Except as otherwise provided by law or in these By-Laws, all questions shall be decided by the vote of a majority of the directors present. Directors may participate in any meeting of the directors, and members of any committee of directors may participate in any meeting of such committee, by means of conference telephone or similar communications equipment by means of which all persons participating in such meeting can hear each other, and such participation shall constitute presence in person at any such meeting.

Section 8. Any action which may be taken at a meeting of the directors or members of any committee of directors may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the directors or members of such committee of directors, as the case may be, and shall be filed with the Secretary.

Section 9. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors or any meeting of a committee of directors. No provision of these By-Laws shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.


                           ARTICLE III.
                     COMMITTEES OF DIRECTORS

Section 1. The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more committees of the Board, including, as they shall so determine, an Executive Committee, an Audit Committee and a Compensation Committee. Any committee of the Board designated by the Board of Directors shall consist of three or more of the directors of the Corporation.

Section 2. The Executive Committee, during intervals between meetings of the Board of Directors and while the Board is not in session, shall have and exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, including (except as otherwise limited by statute, the Restated Certificate of Incorporation or these By-Laws) the power and authority to appoint officers and agents of the Corporation, to approve guarantees, leases, contracts, notes, bonds and other evidences of indebtedness, to declare dividends, to authorize the issuance of stock, to adopt certificates of ownership and merger pursuant to the provisions of the Delaware General Corporation Law, as the same exists or may hereafter be amended ("DGCL"), and to approve commitments for expenditures subject to such expenditure approval authority limits as the Board of Directors may from time to time establish. In the absence of the appointment of a Nominating Committee, the Executive Committee may also review possible director candidates, including director recommendations properly presented by stockholders, and recommend to the full Board individuals suited for election as directors. The Executive Committee may recommend the establishment of committees of the Board and review and recommend annually to the full Board the slate of Board nominees for election by the Corporation's stockholders. The Executive Committee may also review the qualifications of the Corporation's commercial and investment bankers, review relations with the Corporation's creditors, security holders and investment bankers and recommend changes to the capital structure of the Corporation.

Section 3. The Audit Committee may make recommendations to the Board of Directors concerning particular persons or firms to be employed by this Corporation as its independent auditors and consult with the persons or firms so chosen with regard to the plan of audit; review, in consultation with the independent auditors, their audit report or proposed audit report and the accompanying management letter, if any; consult with the independent auditors periodically and out of the presence of management, if deemed appropriate, with regard to the adequacy of internal reporting and controls, including those concerning product hedging and trading activities; consult with internal auditors, as appropriate, and review and approve the annual internal audit program and internal audit reports; and review and recommend approval of annual financial statements and other financial statements, as required, of the Corporation. The Audit Committee may review and make recommendations to the Board of Directors concerning the Corporation's conflict of interest policy. The Audit Committee may also review the Corporation's compliance with applicable environmental laws and regulations; review and approve internal environmental assessment and compliance programs, as it shall deem appropriate; and consult with such officers and employees of the Corporation, and such independent persons or firms, as it shall deem appropriate, with respect to environmental matters.

Section 4. The Compensation Committee may review the Corporation's compensation policies and programs, review and adopt compensation and employee benefit plans for the employees of the Corporation, administer the Corporation's stock bonus plans, stock option plans, non-employee director stock plans and other executive and director compensation arrangements, approve amendments to and interpretations of all such plans for employees, executive officers or directors, and have authority (which authority may be delegated to the Chief Executive Officer) to appoint and remove, determine the term of office of members of, and determine the size of any committee from time to time administering employee benefit plans. The Compensation Committee shall make recommendations to the full Board with respect to directors' compensation and shall approve compensation and management succession arrangements for the executive officers of the Corporation, provided however, that compensation and management succession arrangements for the Chief Executive Officer and the President shall be approved by the Board upon recommendation of the Compensation Committee. The Compensation Committee may also delegate to the Chief Executive Officer the authority to approve and cause to be placed into effect amendments to employee benefit plans deemed necessary or appropriate in order to comply with any applicable federal or state statute or regulation or otherwise deemed advisable by the Chief Executive Officer, provided however, that each such amendment or related series of amendments so approved shall involve costs to the Corporation not exceeding the expenditure approval authority of the Chief Executive Officer as established from time to time by the Board, and provided further, that no such amendment shall be approved by the Chief Executive Officer if such amendment would (a) materially increase the benefits accruing to participants under such plan, (b) materially modify the requirements for eligibility for participation in such plan, (c) increase the securities issuable under such plan or (d) require stockholder approval under any provision of the Restated Certificate of Incorporation, these By-Laws, or any federal or state statute or regulation or the rules of the New York Stock Exchange.

Section 5. Any other committee of the Board designated by the Board of Directors shall have and may, except as otherwise limited by statute, the Restated Certificate of Incorporation or these By-Laws, exercise such powers and authority of the Board of Directors in the management of the business of the Corporation as may be provided in the resolution adopted by the Board of Directors designating such committee of the Board. Each committee of the Board may authorize the seal of the Corporation to be affixed to all papers which may require it. The Board of Directors may designate one or more directors as alternate members of any committee of the Board who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Such committee or committees shall have such name or names and such limitations of authority as may be determined from time to time by resolution adopted by the Board of Directors.

Section 6. Each committee of directors shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

Section 7. Members of special or standing committees of the Board shall be entitled to receive such compensation for serving on such committees as the Board of Directors shall determine.


                           ARTICLE IV.
                      CHAIRMAN OF THE BOARD

Section 1. The Chairman of the Board of Directors, if there be one, shall be elected from among the directors, shall have the power to preside at all meetings of the Board of Directors, and shall have such other powers and shall be subject to such other duties as the Board of Directors may from time to time prescribe.


                            ARTICLE V.
                             OFFICERS

Section 1. The officers of the Corporation shall consist of a Chief Executive Officer, a President, one or more Vice Presidents, any one or more of which may be designated an Executive Vice President or a Senior Vice President, a General Counsel, a Chief Financial Officer, a Secretary, a Treasurer and a Controller. The Board of Directors may appoint such other officers and agents, including Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers, as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board. Any two or more offices may be held by the same person.

Section 2. The officers of the Corporation shall be elected annually by the Board of Directors at a regular meeting of the Board of Directors held immediately prior to, or immediately following, the annual meeting of stockholders, or as soon thereafter as conveniently possible. Each officer shall hold office until his successor shall have been chosen and shall have qualified or until his death or the effective date of his resignation or removal.

Section 3. Any officer or agent elected or appointed by the Board of Directors or the Executive Committee may be removed without cause by the Board of Directors whenever, in its judgment, the best interests of the Corporation shall be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed. Any officer may resign at any time by giving written notice to the Corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

Section 5. The salaries of all officers and agents of the Corporation shall be fixed by the Board of Directors or pursuant to its direction; and no officer shall be prevented from receiving such salary by reason of his also being a director.

Section 6. The the Chief Executive Officer, the President and each Vice President shall have authority to sign any deeds, bonds, mortgages, guarantees, indemnities, contracts, checks, notes, drafts or other instruments authorized to be executed by the Board of Directors or any duly authorized committee thereof, or if so authorized in any approval authority policy or procedure adopted by or at the direction of the Board, or if not inconsistent with the Restated Certificate of Incorporation, these By-laws, any action of the Board of Directors or any duly authorized committee thereof or any such policy or procedure, and, together with the Secretary or any other officer of the Corporation thereunto authorized by the Board or the Executive Committee, may sign any certificates for shares of the Corporation which the Board or the Executive Committee has authorized to be issued, except in cases where the signing and execution of any such instrument or certificate has been expressly delegated by these By-Laws or by the Board or the Executive Committee to some other officer or agent of the Corporation or shall be required by law to be otherwise executed.

Section 7. The Chief Executive Officer shall serve as general manager of the business and affairs of the Corporation and shall report directly to the Board of Directors, with all other officers, officials, employees and agents reporting directly or indirectly to him. The Chief Executive Officer shall preside at all meetings of the stockholders. In the absence of the Chairman of the Board, or if there is no Chairman of the Board, the Chief Executive Officer shall also preside at all meetings of the Board of Directors unless the Board of Directors shall have chosen another presiding officer. The Chief Executive Officer shall formulate and submit to the Board of Directors or the Executive Committee matters of general policy for the Corporation; he shall keep the Board of Directors and Executive Committee fully informed and shall consult with them concerning the business of the Corporation. Subject to the supervision, approval and review of his actions by the Board of Directors, the Chief Executive Officer shall have authority to cause the employment or appointment of and the discharge of assistant officers, employees and agents of the Corporation, and to fix their compensation; and to suspend for cause, pending final action by the Board of Directors or Executive Committee, any officer subordinate to the Chief Executive Officer. The Chief Executive Officer shall vote, or give a proxy to any other officer of the Corporation to vote, all shares of stock of any other corporation (or any partnership or other interest in any partnership or other enterprise) standing in the name of the Corporation, and in general he shall perform all other duties normally incident to such office and such other duties as may be prescribed from time to time by the Board of Directors or the Executive Committee. The Chief Executive Officer shall designate the person or persons who shall exercise his powers and perform his duties in his absence or disability and the absence or disability of the President.

Section 8. The President shall be the chief operating officer of the Corporation and, subject to the control of the Board of Directors and Chief Executive Officer, shall in general supervise and control the business operations of the Corporation. In the absence of the Chairman of the Board and the Chief Executive Officer, the President shall preside at all meetings of the Board of Directors and, in the absence of the Chief Executive Officer, he shall preside at all meetings of the stockholders of the Corporation, unless in either case the Board of Directors shall have chosen another presiding officer. He shall keep the Chief Executive Officer fully informed and shall consult with him concerning the business of the Corporation. He shall perform all other duties normally incident to such office and such other duties as may be prescribed from time to time by the Board of Directors, the Executive Committee or the Chief Executive Officer. In the absence or disability of the Chief Executive Officer, the President shall exercise the powers and perform the duties of the Chief Executive Officer, unless such authority shall have been designated by the Board of Directors, Executive Committee or Chief Executive Officer to another person.

Section 9. The Vice Presidents shall perform all duties normally incident to such office and such other duties as may be prescribed from time to time by the Board of Directors, the Executive Committee, the Chief Executive Officer or the President.

Section 10. The General Counsel, as the chief legal officer of the Corporation, shall have charge of all matters of legal importance to the Corporation and shall keep the Board of Directors, the Executive Committee, the Chief Executive Officer and the President advised of the character and progress of all legal proceedings and claims by and against the Corporation, or in which it is interested by reason of its ownership of or affiliation with other corporations or entities; when requested by the Board of Directors, the Executive Committee, the Chief Executive Officer or the President, render his opinion upon any subjects of interest to the Corporation which may be referred to him; monitor activities of the Corporation to assure that the Corporation complies with the laws applicable to the Corporation and in general perform all other duties normally incident to such office and such other duties as may be prescribed from time to time by the Board of Directors, the Executive Committee, the Chief Executive Officer or the President.

Section 11. The Chief Financial Officer shall be the principal financial officer of the Corporation and, unless the Board of Directors shall so designate another officer, shall also be the principal accounting officer of the Corporation. The Chief Financial Officer shall in general supervise and control the keeping and maintaining of proper and correct accounts of the Corporation's assets, liabilities, receipts, disbursements, gains, losses, capital, surplus, shares, properties and business transactions, as well as all funds, securities, evidences of indebtedness and other valuable documents of the Corporation. He shall keep the Chief Executive Officer fully informed and shall consult with him concerning financial matters affecting the Corporation and shall render such reports to the Board of Directors, the Executive Committee, the Chief Executive Officer or the President as they may request. He shall perform all other duties normally incident to such office and such other duties as may be prescribed from time to time by the Board of Directors, the Executive Committee, the Chief Executive Officer or the President.

Section 12. The Secretary shall attend, and record and have custody of, the minutes of the meetings of the stockholders, the Board of Directors and committees of directors; see that all notices are duly given in accordance with the provisions of these By-Laws and as required by law; be custodian of the corporate records and of the seal of the Corporation; sign with the Chairman of the Board, the Chief Executive Officer, the President or a Vice President, certificates for shares of the Corporation, the issue of which shall have been authorized by resolution of the Board of Directors or the Executive Committee; and in general, perform all duties normally incident to such office and such other duties as may be prescribed from time to time by the Board of Directors, the Executive Committee, the Chief Executive Officer or the President.

Section 13. The Treasurer shall have charge and custody of and be responsible for all funds of the Corporation; and in general, perform all the duties incident to such office and such other duties as may be prescribed from time to time by the Board of Directors, the Executive Committee, the Chief Executive Officer or the President.

Section 14. The Controller shall have charge and supervision of and be responsible for the accounting function of the Corporation and, in general perform all duties incident to such office and such other duties as may be prescribed from time to time by the Board of Directors, the Executive Chief Executive Officer or the President.


                           ARTICLE VI.
                               SEAL

The seal of the Corporation shall be in such form as the Board of Directors shall prescribe.


                           ARTICLE VII.
                      CERTIFICATES OF STOCK

The shares of stock of the Corporation shall be represented by certificates of stock, signed by the the Chief Executive Officer, the President or such Vice President or other officer as may be designated by the Board of Directors or the Executive Committee, and countersigned by the Secretary or an Assistant Secretary; and if such certificates of stock are signed or countersigned by a transfer agent other than the Corporation, or by a registrar other than the Corporation, such signature of the Chief Executive Officer, President, Vice President, or other officer, and such countersignature of the Secretary or an Assistant Secretary, or any of them, may be executed in facsimile, engraved or printed. In case any officer who has signed or whose facsimile signature has been placed upon any share certificate shall have ceased to be such officer because of death, resignation or otherwise before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer had not ceased to be such at the date of its issuance. Said certificate of stock shall be in such form as the Board of Directors may from time to time prescribe.


                          ARTICLE VIII.
                         INDEMNIFICATION

Section 1. Each director or officer of the Corporation who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL (but, in the case of any amendment thereto, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his capacity as a director or officer (but not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service with respect to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the applicable provisions of the DGCL. The Corporation may, by action of its Board of Directors or as required pursuant to the Restated Certificate of Incorporation, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Section 2. The indemnification and advancement of expenses provided herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders, vote of disinterested directors, insurance arrangement or otherwise, both as to action in his official capacity and as to action in another capacity or holding such office.


                           ARTICLE IX.
                            AMENDMENTS

These By-Laws may be altered, amended, added to or repealed by the stockholders at any annual or special meeting, by the vote of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast, and, except as may be otherwise required by law, the power to alter, amend, add to or repeal these By-Laws is also vested in the Board of Directors, acting by a majority vote of the members of the Board of Directors in office (subject always to the power of the stockholders to change such action).